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                                                                    EXHIBIT 99.3

                                                            Partial Acceleration

                       WEBLINE COMMUNICATIONS CORPORATION

                        Incentive Stock Option Agreement
                     Granted Under 1997 Stock Incentive Plan

1.      Grant of Option.

        This agreement evidences the grant by WebLine Communications Corporation, a Delaware corporation (the "Company") on ___________ (the "Grant Date") to____________, an employee of the Company (the "Participant"), of an option to purchase, in whole or in part, on the terms provided herein and in the Company's 1997 Stock Incentive Plan (the "Plan"), a total of ________shares of common stock, .001 par value per share, of the Company ("Common Stock") (the "Shares") at ________per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on _________(the "Final Exercise Date").

        It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the "Code"). Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.      Vesting Schedule.

        This option will become exercisable ("vest") as to 25% of the original number of Shares on _______ (the "First Vesting Date") and as to an additional 6.25% of the original number of Shares at the end of each successive full three-month period following the First Vesting Date until the third anniversary of the First Vesting Date. This option shall expire upon, and will not be exercisable after, the Final Exercise Date.

        The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

        Fifty percent (50%) of the shares that would become exercisable under this option on each vesting date will immediately vest should the Company be acquired or merged with another company (except one in which the holders of capital stock of the Company immediately prior to consummation of such merger or acquisition continue to hold at least a majority by voting power of the surviving entity) (an "Acquisition Event"), provided that the Participant is at the time of the closing of such Acquisition Event an employee of the Company (or the Participant's employment by the Company has been terminated by the Company without Cause, as set forth below). The then remaining unvested fifty percent (50%) of such shares will continue to vest in accordance with the schedule set forth in the first paragraph of this Section 2; provided, however, that such remaining unvested fifty percent (50%) shall immediately vest in the event that, at any time following the earlier of the signing of a letter of intent for an Acquisition Event or the signing of a definitive agreement relating to such Acquisition Event (which such letter of intent (or negotiations relating to the Acquisition Event) or definitive agreement has not been terminated), the Participant's employment is terminated by the Company without Cause. For purposes of this paragraph, the Participant's employment shall be deemed to have been terminated by the Company without Cause if (i) the Participant is terminated by the Company without Cause or if, (ii) (A) the Participant is assigned duties which are materially inconsistent with his former role and position as a member of the senior management of the Company; (B) the Participant is asked to relocate beyond a 20-mile radius of the Company's principal business office on the date hereof; or (C) there is a material reduction in the Participant's base salary or fringe benefits. "Cause" means a repeated failure of the Participant to perform his assigned tasks for the Company notwithstanding a written



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notification from the Company setting forth such failure, or the Participant's conviction of a felony or any crime involving moral turpitude.

        The provisions of the preceding paragraph shall not apply to the extent that the Board of Directors of the Company, based on consultation with the Company's independent auditors, determines that the acceleration of the vesting of any options would adversely impact the ability of the Company to account for an Acquisition Event as a "pooling of interests" for accounting purposes.

3.      Exercise of Option.

        (a) Form of Exercise. Each election to exercise this option shall be in writing, substantially in the form attached as Exhibit A, signed by the Participant and received by the Company at its principal office, accompanied by this agreement, and payment in full in cash or by check, payable to the order of the Company. (or by one or more of the following forms: (I) by delivery of shares of Common Stock owned by the Participant for at least six months; (II) by delivery of a promissory note of the Participant bearing interest at a fixed rate equal to the prime rate published in the Wall Street Journal as of the date of exercise, and payable on demand; or (III) by delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or delivery of irrevocable instructions to a broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price) The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

        (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Participant").

        (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise
Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

        (d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for "cause" as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant by the Participant, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

        (e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for "cause" (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. "Cause" shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for "Cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for cause was warranted.



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4.      Right of First Refusal.

        (a) If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, "transfer") any Shares acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the "Transfer Notice") to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the "Offered Shares"), the price per share and all other material terms and conditions of the transfer.

        (b) For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Upon receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for the Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice.

        (c) At and after the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

        (d) If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

        (e) The following transactions shall be exempt from the provisions of this Section 4:

                (1) any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

                (2) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"); and

                (3) any transfer of the Shares pursuant to the sale of all or substantially all of the business of the Company;

                (4) provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

        (f) The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 4 to one or more persons or entities.



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        (g)     The provisions of this Section 4 shall terminate upon the
earlier of the following events:

                (1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

                (2) the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise.

        (h) The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

5.      Agreement in Connection with Public Offering.

        The Participant agrees, in connection with the initial underwritten public offering of the Company's securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Participant (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for a period of 180 days from the effective date of such registration statement, and
(ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

6.      Withholding.

        No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

7.      Nontransferability of Option.

        This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

8.      Disqualifying Disposition.

        If the Participant disposes of Shares acquired upon exercise of this option within two years from the date of grant of the option or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

9.      Provisions of the Plan.

        This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.



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        IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.


                                        WebLine Communications Corporation

Dated:                                  By:
      ------------------                   -------------------------------------
                                           Name:  Daniel A. Keshian
                                           Title: President & CEO

                            PARTICIPANT'S ACCEPTANCE

        The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company's 1997 Stock Incentive Plan.

                                        PARTICIPANT:

                                        ----------------------------------------

                                        Address:
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